As filed with the Securities and Exchange Commission on November 10, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KAISER ALUMINUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	94-3030279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
27422 Portola Parkway, Suite 200
Foothill Ranch, California 92610-2831
(949) 614-1740
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
KAISER ALUMINUM CORPORATION
AMENDED AND RESTATED 2006 EQUITY AND PERFORMANCE INCENTIVE PLAN
(Full title of the plan)
John M. Donnan
Senior Vice President, Secretary and General Counsel
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, California 92610-2831
(949) 614-1740
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Troy B. Lewis
Charles T. Haag
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		maximum
Title of each class of	Amount to be	offering	Proposed	Amount of
securities to be registered	registered (1)	price per share (2)	offering price (2)	registration fee (3)
Common Stock, par value $0.01 per share	500,000	$44.82	$22,407,500	$1,597.66

(1)	Kaiser Aluminum Corporation (the “Company”) previously registered 2,222,222 shares of common stock issuable pursuant to the Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan on a registration statement on Form S-8 filed by the Company on July 6, 2006. The Kaiser Aluminum Corporation 2006 Equity and Performance Incentive Plan was most recently amended and restated effective as of June 8, 2010 (as so amended and restated, the “Plan”), at which time the number of shares of common stock issuable thereunder was increased by 500,000 shares. The additional 500,000 shares of common stock issuable pursuant to the Plan are being registered on this registration statement. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act of 1933”), this registration statement also relates to such other shares as may be issuable as a result of certain adjustments, including, without limitation, stock dividends and stock splits.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low prices per share of the Company’s common stock as reported on The NASDAQ Global Select Market on November 3, 2010.

(3)	The registration fee is being offset by $1,870 previously paid by the Company with respect to 4,392,265 shares of common stock sought to be registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-3 filed by the Company on April 2, 2010. Subsequent to the filing of such registration statement, the number of shares being registered thereon was reduced to 3,708,922, which resulted in the reduction of the registration fee in the amount of $1,870.

EXPLANATORY STATEMENT
     Kaiser Aluminum Corporation (the “Company”) is filing this registration statement to register an additional 500,000 shares of its common stock for issuance under the Kaiser Aluminum Corporation Amended and Restated 2006 Equity and Performance Incentive Plan (as amended and restated effective as of June 8, 2010, the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the registration statement on Form S-8 (File No. 333-135613) filed by the Company on July 6, 2006 with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference, except as modified herein.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed with the Commission and are incorporated by reference:
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	The Company’s Current Reports on Form 8-K filed with the Commission on January 19, 2010, January 21, 2010, March 9, 2010, March 24, 2010, March 29, 2010, March 30, 2010, April 2, 2010, April 15, 2010, June 1, 2010, June 10, 2010, July 16, 2010, August 10, 2010, September 10, 2010, September 16, 2010, October 13, 2010 and October 15, 2010; and

•	The description of the Company’s common stock set forth in its registration statement on Form 8-A filed on July 6, 2006 (File No. 000-52105).
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.
     The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act of 1933 or the Exchange Act of 1934 as indicated in parentheses:

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105).

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed by the Company on August 7, 2008, File No. 000-52105).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105).

4.4
Kaiser Aluminum Corporation 2006 Amended and Restated Equity and Performance Incentive Plan, effective June 8, 2010 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the Company on June 1, 2010, File No. 000-52105).

5.1	Opinion of Jones Day.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney.
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foothill Ranch, State of California, on November 9, 2010.

KAISER ALUMINUM CORPORATION
By:	/s/ Jack A. Hockema
Jack A. Hockema
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title

/s/ Jack A. Hockema Jack A. Hockema	President, Chief Executive, Chairman of the Board and Director (Principal Executive Officer)	November 9, 2010

/s/ Daniel J. Rinkenberger Daniel J. Rinkenberger	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 9, 2010

/s/ Neal West Neal West	Vice President, Administration and Chief Accounting Officer (Principal Accounting Officer)	November 9, 2010

*	Director	November 9, 2010
Carolyn Bartholomew

*	Director	November 9, 2010
David Foster

*	Director	November 9, 2010
Teresa A. Hopp

*	Director	November 9, 2010
Lauralee E. Martin

*	Director	November 9, 2010
William F. Murdy

*	Director	November 9, 2010
Alfred E. Osborne, Jr., Ph.D.

*	Director	November 9, 2010
Jack Quinn

*	Director	November 9, 2010
Thomas M. Van Leeuwen

*	Director	November 9, 2010
Brett E. Wilcox

*	The undersigned, by signing his name hereto, signs and executes this registration statement pursuant to the Power of Attorney executed by the above-named officers and directors as filed with the Commission.

By:	/s/ Jack A. Hockema
Jack A. Hockema
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105).

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed by the Company on August 7, 2008, File No. 000-52105).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105).

4.4
Kaiser Aluminum Corporation 2006 Amended and Restated Equity and Performance Incentive Plan, effective June 8, 2010 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by the Company on June 1, 2010, File No. 000-52105).

5.1	Opinion of Jones Day.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney.